Exhibit 99.2

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS APPOINTS
RICHARD W. PASCOE
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
SAN DIEGO, CA — August 7, 2008 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced the appointment of Richard W. Pascoe as its president and chief executive officer and as a director of the company. Mr. Pascoe succeeds David F. Hale, who has served as Somaxon’s interim chief executive officer since January 2008. Mr. Hale will continue as the company’s executive chairman of the board.
“Richard is a proven leader with significant experience relating to the commercialization of pharmaceutical products and the establishment and management of corporate alliances,” said Mr. Hale. “We are pleased to have Richard join Somaxon as we plan for the potential commercialization of our product candidate SILENOR™ for the treatment of insomnia and the continued development of our business.”
“I am pleased to join Somaxon at this important time in its development as a company,” said Mr. Pascoe. “I look forward to leading the Somaxon management team in seeking to enhance stockholder value through the potential launch of SILENOR™ and the growth of a sustainable commercial pharmaceutical business.”
Mr. Pascoe brings to Somaxon over 15 years of experience in the biopharmaceutical industry. He joins Somaxon from ARIAD Pharmaceuticals, Inc., a specialty pharmaceutical company engaged in the discovery and development of oncology product candidates. Mr. Pascoe was most recently ARIAD’s senior vice president and chief operating officer. In that role, and in his previous role as ARIAD’s chief commercial officer, Mr. Pascoe played a key role in developing and managing the implementation of ARIAD’s corporate strategies.

Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc., a specialty pharmaceutical company, including senior vice president positions in both marketing and sales, as well as vice president positions in both international sales and marketing and hospital sales. Prior to King, Mr. Pascoe was in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc., B. Braun Interventional and The BOC Group. Mr. Pascoe also served as a Commissioned Officer with the U.S. Army 24th Infantry Division, including as an advisor to the Brigade Commander during Operation Desert Storm. Mr. Pascoe received his B.S. degree in Leadership Studies from the United States Military Academy at West Point.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The FDA notified Somaxon that it accepted the New Drug Application (NDA) for SILENOR™ for review as of March 31, 2008. Pursuant to PDUFA guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company with respect to the NDA by December 1, 2008.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential to receive approval of the NDA for SILENOR™ and commercialize SILENOR™ either alone or together with third parties are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of SILENOR™; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for SILENOR™, and the FDA’s agreement with Somaxon’s interpretation of such results; the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the scope, validity and duration of patent protection and other intellectual property rights for SILENOR™; whether any approved label for SILENOR™ is sufficiently consistent with such patent protection to provide exclusivity for SILENOR™; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s ability to raise sufficient capital and meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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